Exhibit 21

SUBSIDIARIES OF WESTLAKE CHEMICAL CORPORATION

Name	State of Incorporation or Organization	Names under which Subsidiaries do Business
Westlake Profiles Limited	Canada	Same
Westlake Olefins Corporation	Delaware	Same
Westlake International Corporation	Delaware	Same
Westlake Chemical Holdings, Inc.	Delaware	Same
Westlake Chemical Manufacturing, Inc.	Delaware	Same
Westlake Development Corporation	Delaware	Same
Westlake Vinyl Corporation	Delaware	Same
North American Pipe Corporation	Delaware	Same
North American Profiles Limited	Canada	Same
Westlake Styrene LP	Delaware	Same
WPT LP	Delaware	Same
Westlake Vinyls, Inc.	Delaware	Same
Westlake PVC Corporation	Delaware	Same
GVGP, Inc.	Delaware	Same
Geismar Holdings, Inc.	Delaware	Same
Geismar Vinyls Company LP	Delaware	Same
Westlake International Investments Corporation	British Virgin Islands	Same
Westlake Chemical Investments, Inc.	Delaware	Same
Westlake Chemical Products, Inc.	Delaware	Same
Westlake Resources Corporation	Delaware	Same
Westlake Management Services, Inc.	Delaware	Same
Westlake Polymers LP	Delaware	Same
Westlake Petrochemicals LP	Delaware	Same
North American Profiles, Inc.	Delaware	Same
Westech Building Products, Inc.	Delaware	Same
Van Buren Pipe Corporation	Delaware	Same
North American Bristol Corporation	Delaware	Same